Exhibit 10.1

INTRADO INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

Amended and Restated Effective January 1, 2005

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ARTICLE 5 ACCOUNTS		9

5.1	Accounts	9
5.2	Status of Accounts	9
5.3	Deemed Investment of Amounts Deferred	9
5.4	Earnings and Losses	10
5.5	Vesting	10

ARTICLE 6 RABBI TRUST		11

6.1	Establishment of Rabbi Trust	11
6.2	Funding the Trust	11
6.3	Claims of Creditors	11

ARTICLE 7 DISTRIBUTIONS		12

7.1	Permissible Payments	12
7.2	Election as to Time and Form of Payment	12
7.3	Distributions to Key Employees	12
7.4	Default Elections	12
7.5	Beneficiary	13
7.6	Unforeseeable Emergency	13
7.7	Taxes	13
7.8	Failure of Qualification	13
7.9	Section 162(m) Deferrals	13

ARTICLE 8 PLAN ADMINISTRATOR		14

8.1	Plan Administration	14
8.2	Books and Records	14
8.3	Reliance on Tables, Etc.	14
8.4	Expenses	14
8.5	Appeals Committee	15
8.6	Indemnification	15

ARTICLE 9 CLAIM REVIEW PROCEDURES		16

9.1	Initial Claims	16
9.2	Claim Denials	16
9.3	Appeals	16
9.4	Determination of Time Periods	16
9.5	Voluntary Arbitration	17

ARTICLE 10 GENERAL PROVISIONS		18

10.1	Prohibition Against Funding	18
10.2	Limitation of Rights	18
10.3	Inalienability of Benefits	18

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10.4	Distributions Due Minor or Incompetent Persons	18
10.5	Headings	18
10.6	Governing Law	18

ARTICLE 11 AMENDMENT AND TERMINATION		19

11.1	Amendment of Plan	19
11.2	Termination of Plan	19

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ARTICLE 1

INTRODUCTION

1.1                                 Purpose of Plan.  Intrado Inc., a Delaware Corporation, hereby amends, restates in its entirety, and re-names the Intrado Inc. Nonqualified Deferred Compensation Plan (formerly the SCC Communications Corp. Deferred Compensation Plan) (the “Plan”), effective as of January 1, 2005, unless otherwise provided herein, to permit Eligible Employees and Directors to defer receipt of certain compensation pursuant to the terms and provisions set forth below.

1.2                                 Status of Plan.  This Plan is intended to be an unfunded, nonqualified deferred compensation arrangement for the purpose of providing deferred compensation to “a select group of management or highly-compensated employees” within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. This restatement is intended to comply with Code section 409A and the regulations and guidance promulgated thereunder, and is not intended to constitute a material modification to the substantive terms of the Plan as in effect heretofore. Notwithstanding any other provision herein, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

1.3                                 Code Section 409A Transition Rules.  The Committee, in its sole and absolute discretion, may offer to any Participant the option to (i) terminate participation in the Plan and to receive in 2005 a complete payout of his or her vested Account, if any, (ii) permit in 2005 new elections as to time and form of payment for deferrals of compensation that would not otherwise be payable under the Plan in 2005, provided the elections are consistent with the requirements of Code section 409A, or (iii) permit in 2006 new elections as to time and form of payment for deferrals of compensation that would not otherwise be payable under the Plan in 2006, provided the elections are consistent with the requirements of Code section 409A.  Any elections made under this Section shall be administered by the Committee in accordance with Internal Revenue Service Notice 2005-1, proposed Treasury Regulations §1.409A-1 et seq. and any successor legislation or guidance that amends, supplements or replaces such guidance.

*  *  *  *  END OF ARTICLE 1  *  *  *  *

ARTICLE 2

DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1                                 Account means, for each Participant, the account established for his or her benefit under Section 5.1.

2.2                                 Administrator means the Employer or such other person or committee as may be appointed from time to time by the Employer to supervise the administration of the Plan.

2.3                                 Change in Control means a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as defined in section 409A of the Code and the regulations thereunder, and any successor legislation or guidance that amends, supplements, or replaces such section or subsection.

2.4                                 Code means the Internal Revenue Code of 1986, as amended from time to time.  Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.5                                 Committee means the Compensation Committee of the Board of Directors of Intrado, Inc.

2.6                                 Compensation means the Participant’s wages, salaries, fees for professional services rendered and other amounts received (whether such amounts are paid in cash, equity or property) for personal services actually rendered in the course of employment with the Employer or affiliate to the extent that the amounts are includable in gross income, including but not limited to commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, reimbursements, and expense allowances, but not including those items excludable from the definition of compensation under Treasury Regulations Section 1.415-2(d)(3).

2.7                                 Director means an individual who serves as a member of the Board of Directors of Intrado, Inc.

2.8                                 Disability means any medically determinable physical or mental impairment that renders a Participant unable to engage in any substantial gainful activity and which can be expected to last for a continuous period of not less than 12 months and/or to result in death, as defined in Code section 409A and determined under any long term disability plan sponsored by the Employer.

2.9                                 Discretionary Incentive Contribution means a discretionary additional contribution made by the Employer as described in Section 4.3.

2.10                           Effective Date means June 1, 2001, the date on which the Plan first became effective.

2.11                           Election Form means the participation election form as approved and prescribed by the Administrator.

2.12                           Elective Deferral means the portion of Compensation that is deferred by a Participant under Section 4.1, if any.

2.13                           Eligible Employee means, on the effective date or on any entry date thereafter, each employee selected by the Committee to participate in the Plan.

2.14                           Employer means Intrado Inc., any successor to all or a major portion of the Employer’s assets or business that assumes the obligations of the Employer, and any other corporation or unincorporated trade or business that has adopted the Plan with the approval of the Employer, and is a member of the same controlled group of corporations or the same group of trades or businesses under common control (within the meaning of Code sections 414(b) and 414(c)) as the Employer, or an affiliated service group (as defined in Code section 414(m)) which includes the Employer, or any other entity required to be aggregated with the Employer pursuant to regulations under Code sections 414(o) and 409A or any other affiliated entity that is designated by the Employer as eligible to adopt the Plan.

2.15                           ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.16                           Key Employee means an employee of the Employer treated as a “specified employee” under Code section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code section 416(i) without regard to paragraph 5 thereof) of a corporation for so long as any of its stock is publicly traded on an established securities market or otherwise.

2.17                           Normal Retirement Age means age 55.

2.18                           Participant means any individual who participates in the Plan in accordance with Article 3.

2.19                           Plan means the Intrado Inc. Nonqualified Deferred Compensation Plan as set forth herein and its predecessor plan known as the SCC Communications Corporate Deferred Compensation Plan, together with any and all amendments and supplements thereto.

2.20                           Plan Year means the period beginning on the Effective Date and ending on December 31, 2001, and each calendar year thereafter.

2.21                           Separation from Service means a termination of employment for any reason other than military leave, sick leave or other bona fide leave of absence, as provided in Code section 409A and the regulations promulgated thereunder and any legislation or guidance that amends, supplements, or replaces such section or subsection.

2.22                           Trust shall have the meaning set forth in Section 6.1.

2.23                           Trustee shall have the meaning set forth in Section 6.1.

2.24                           Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or dependent, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances that is caused by an event beyond the control of the Participant, and that would result in severe financial hardship to the Participant if early distribution were not permitted.

*  *  *  *  END OF ARTICLE 2  *  *  *  *

ARTICLE 3

PARTICIPATION

3.1                                 Commencement of Participation.  Any Eligible Employee and Director who elects to defer part of his or her Compensation in accordance with Section 4.1 shall become a Participant in the Plan as of the date such deferrals commence.  Any individual who is not already a Participant and whose Account is credited with a Discretionary Incentive Contribution shall become a Participant as of the date such amount is credited.

3.2                                 Continued Participation.  A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.

*  *  *  *  END OF ARTICLE 3  *  *  *  *

ARTICLE 4

ELECTIVE DEFERRALS AND DISCRETIONARY CONTRIBUTIONS

4.1                                 Elective Deferrals.  An individual who was a Participant on or before December 31, 2004 may have elected, on or before March 15, 2005, to defer an amount of Compensation he or she would otherwise be entitled to receive for services performed on or before December 31, 2005 under the relevant provisions of the Plan as were then in effect.  Any elections made under this Section 4.1 are irrevocable except as otherwise provided under Section 1.3.

Any individual who participates in the Plan on or after January 1, 2005 may elect to defer an amount of Compensation he or she would otherwise be entitled to receive for a Plan Year in accordance with the rules set forth in Section 4.4 below. Elections made under Section 4.4 may be changed at any time prior to the last permissible date for making such election, as permitted by Code section 409A and described in Section 4.4 below, at which time the election shall become irrevocable.  All deferral elections must be made in writing on a form prescribed by the Administrator and will be effective only when filed with the Administrator.

4.2                                 Deferral of Noncompete Payments.  If required by the terms of any noncompete agreement between the Company and an employee of the Company, any amounts due by the Company to employee under such agreement are required to be deferred under this Plan, then such employee shall be deemed an Eligible Employee, and amounts due to the employee under such noncompete agreement shall be credited to an Account established for the benefit of such employee (or to a separate sub-account of the employee’s Account if the employee is otherwise a Participant) as required under the noncompete agreement.  Distributions from such Account shall be made in accordance with such noncompete agreement, provided that, if the employee is a Key Employee, no portion of the Account shall be distributed to the employee prior to the first day of the seventh (7th) month following the employee’s Separation from Service or, if earlier, the first day consistent with the requirements of Code section 409A(a)(2)(B)(i).

4.3                                 Discretionary Incentive Contributions.  In addition to other contributions provided for under the Plan, the Employer may, in its sole and absolute discretion, elect to make a Discretionary Incentive Contribution to the Account of any, some or all of the Participants.  Nothing in this Plan, however, shall obligate the Employer to make Discretionary Incentive Contributions for the benefit of Plan Participants in any Plan Year.  The Employer expressly retains the right to make Discretionary Incentive Contributions to such Participants in such amounts or such proportions as it deems warranted or appropriate.  Nothing in this Plan or any other agreement or document shall represent or be construed to represent an obligation or promise of the Employer to make Discretionary Incentive Contributions on behalf of a Participant at any time.  In the event a Discretionary Incentive Contribution is made on behalf of a Participant, the Discretionary Incentive Contribution shall be distributed in accordance with the Participant’s distribution elections in effect for Elective Deferrals of Compensation for services performed in the year in which the Employer makes the Discretionary Incentive Contribution, or, if no Elective Deferrals are in effect, upon the Participant’s Separation from Service, subject to Section 7.3 if applicable, in the form of a single lump sum.

4.4                                 Deferral Elections.

(a)                                  Initial Election:  Except provided in paragraphs (b) and (c) of this Section 4.4, a Participant may elect to defer an amount of Compensation for services performed during a Plan Year no later than the last day of the Plan Year preceding the Plan Year in which the amount being deferred would otherwise be made available to the Participant.

(b)                                 Initial Year of Eligibility:  Notwithstanding the provisions of Section 4.4(a), in the case of a Participant’s initial year of eligibility under this Plan, the Participant may make a deferral election with respect to Compensation for services to be performed subsequent to such deferral election, provided such election is made no later than 30 days after the date the Participant first becomes eligible to participate in this Plan.

(c)                                  Performance-Based Compensation:  Notwithstanding the provisions of Section 4.4(a), in the case of “performance-based compensation”, as defined under Code section 409A and determined by the Administrator, which is based on services performed over a period of at least 12 months, a Participant may make an initial election to defer an amount of such compensation no later than 6 months before the end of the period to which such performance-based compensation applies.  Any redeferral of such amounts shall be made as provided in Section 4.4(f).

(d)                                 Term of Initial Election.  A deferral election shall be effective for the entire Plan Year to which it relates and may not be modified or terminated for that Plan Year, except that a Participant may cancel, and not postpone or otherwise delay, his or her deferral election during a Plan Year in the event of an Unforeseeable Emergency.

(e)                                  Subsequent Elections. With respect to Plan Years following a Participant’s initial year of participation in the Plan, failure to complete a subsequent election by the deadline provided in paragraphs (a) or (c) of this Section 4.4, as applicable, shall constitute a waiver of the Participant’s right to elect a different amount of Compensation to be deferred for each such Plan Year and shall be considered an affirmation and ratification to continue the Participant’s existing deferral election. However, a Participant may, prior to the beginning of any Plan Year, elect to increase or decrease the amount of Compensation to be deferred for the next following Plan Year by filing another deferral election form with the Administrator in accordance with paragraphs (a) or (c) of this Section 4.4, as applicable.

(f)                                    Redeferral Elections.  A Participant may elect to redefer a previously deferred amount and postpone distribution of such amount if (i) the redeferral election is made no less than 12 months before the distribution is scheduled to be made; (ii) the redeferral election takes effect no earlier than 12 months after the date on which such election is made; and (iii) the amount is redeferred for a period of no less than 5 additional years from the date the amount would be made available to the Participant if not for the subsequent redeferral.  During the redeferral period, redeferred amounts may be distributed on account of death, Disability or Unforeseeable Emergency, but not on account of Change in Control or Separation from Service.

*  *  *  *  END OF ARTICLE 4  *  *  *  *

ARTICLE 5

ACCOUNTS

5.1                                 Accounts.  The Administrator shall establish an Account and sub-accounts for each Participant as are necessary for the proper administration of the Plan.  Such Accounts shall reflect Elective Deferrals and Discretionary Incentive Contributions made for the Participant’s benefit together with any adjustments for income, gain or loss and any payments from the Account as provided herein.  Amounts deferred by a Participant under Article 4 shall be credited to the Participant’s Account as soon as administratively practicable after the amounts would have otherwise been paid to the Participant.  As of the last business day of each calendar quarter, the Administrator shall provide the Participant with a statement of his or her Account reflecting the income, gains and losses (realized and unrealized), amounts of deferrals, and distributions from such Account since the prior statement.

5.2                                 Status of Accounts.  Accounts and sub-accounts established hereunder shall be record-keeping devices utilized for the sole purpose of determining benefits payable under the Plan, and will not constitute a separate fund of assets but shall continue for all purposes to be part of the general, unrestricted assets of the Employer, subject to the claims of its general creditors.

5.3                                 Deemed Investment of Amounts Deferred.

(a)                                  For purposes of determining the amounts to be credited or debited to a Participant’s Account, a Participant may, at the time of his or her Deferral Election, select from among the investment options approved by the Employer those investments in which all or part of his or her Account (and sub-accounts, if any) shall be deemed invested.  Such investment designation shall be made in the manner specified by the Administrator.

(b)                                 The Participant’s investment designation shall remain effective until he or she amends such investment designation at such times (not less frequently than monthly) and in such manner as prescribed by the Administrator.  Changes to a Participant’s investment designation shall become effective as soon as administratively practicable.  In no event shall any Participant be entitled to provide investment directions for any investments other than deemed investments.

(c)                                  A Participant may designate that any stock of the Employer credited to the Participant’s Account be treated as sold and the proceeds of such sale deemed invested in any other specified deemed investment options that are available, in which event the Administrator shall comply with such request as soon as administratively practicable.

(d)                                 A Participant may appoint an investment advisor to act on his or her behalf, or remove an investment advisor, provided the Participant notifies the Employer of such appointment or removal in writing.

(e)                                  As soon as administratively practicable after the adoption of this Plan, as amended and restated herein, deemed investment options shall be available in a reasonably wide range of mutual funds and publicly traded stocks and bonds for the purpose of crediting earnings and losses under Sections 5.1, 5.3 and 5.4.  In no event shall any portion of a Participant’s account be deemed to be invested in any stock of the Employer or a successor company unless so elected by the Participant in accordance with this Section 5.3.  Following a Change in Control, neither the Committee nor the Administrator may eliminate one or more deemed investment options existing immediately prior to such Change in Control without substituting therefor reasonably similar new deemed investment options.

5.4                                 Earnings and Losses.  The investment designation of deferred amounts under Section 5.3 is solely for the purpose of computing gains and losses pertaining to Compensation amounts deferred hereunder. Each Participant’s Account shall be periodically adjusted with gains and losses based on the results that would have been achieved had deferred amounts actually been invested as directed by the Participant. Nothing in this Section or otherwise, however, will require the Employer to actually maintain investments corresponding to the Participants’ investment elections.  In the event the Employer makes actual investments corresponding to Participants’ elections, no Participant or beneficiary will have any rights or beneficial interest in such actual investments other than their rights as unsecured creditors of the Employer.

5.5                                 Vesting.  A Participant shall at all times be 100% vested in any amounts credited to his or her Account.

*  *  *  *  End of ARTICLE 5  *  *  *  *

ARTICLE 6

RABBI TRUST

6.1                                 Establishment of Rabbi Trust.  The Company established an irrevocable rabbi trust for the benefit of Participants and their beneficiaries, as appropriate (the “Trust).  The Trust is governed by a trust agreement and has an independent trustee (such trustee has a fiduciary duty to carry out the terms and conditions of the rabbi trust) selected by the Employer (the “Trustee”), and has restrictions as to the Employer’s ability to amend the Trust or to cancel benefits provided thereunder.

6.2                                 Funding the Trust.  The Employer shall pay to the Trust amounts deferred under Article 4 as soon as administratively practicable after the amounts would have otherwise been paid to the Participant, less applicable taxes required to be withheld, if any.

6.3                                 Claims of Creditors.  The assets of the Trust shall remain subject to the claims of the general creditors of the Employer in the event of an insolvency of the Employer.

*  *  *  *  END OF ARTICLE 6*  *  *  *

ARTICLE 7

DISTRIBUTIONS

7.1                                 Permissible Payments.  Participants may elect to receive amounts deferred under this Plan upon any of the following events, each a “Distribution Event,” except as otherwise provided in Section 4.4(f).  All payments shall be made or begin to be made within 10 calendar days following the occurrence of the applicable Distribution Event, except as otherwise provided in Sections 7.3 and 7.8.

(1)                                  the Participant’s Disability;

(2)                                  a time or schedule specified at the time each amount is deferred;

(3)                                  a Change in Control;

(4)                                  the Participant’s Separation from Service;

(5)                                  the Participant’s Unforeseeable Emergency; or

(6)                                  Participant’s death.

7.2                                 Election as to Time and Form of Payment.  At the time of each deferral election, the Participant shall specify the date or Distribution Event upon which payment of the deferred amount (and earnings thereon) is to commence, and the form of payment of the deferred amount (and earnings thereon).  For each deferred amount, a Participant may elect to receive payment in the form of

(a)                                  a single lump-sum distribution; or

(b)                                 in annual installments over a period elected by the Participant not to exceed 10 years.  Each installment payment shall equal the balance of the Participant’s Account immediately prior to the installment, divided by the number of installments remaining to be paid; provided however, that if a Participant dies after installment payments commence but before all payment have been made, all remaining amounts will be paid to his or her beneficiary in a single lump sum no later than 60 days after the death of the Participant.  For purposes of a redeferral election made under Section 4.4(f), an election to receive payment of compensation in annual installment payments shall be treated as a single payment made on the first of such installments.

7.3                                 Distributions to Key Employees.  In the case of a distribution to a Key Employee on account of his or her Separation from Service, the distribution may not commence before the date that is six (6) months after the date of the Key Employee’s Separation from Service.

7.4                                 Default Elections.  If a Participant fails to specify the date on which payment of the deferred amount (and earnings thereon) is to begin, the Participant will be deemed to have elected distribution upon Separation from Service, subject to Section 7.3 if applicable, in the form of a single lump sum.

7.5                                 Beneficiary.  If a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid to the Participant’s designated beneficiary in a single lump-sum payment within 60 days of the Participant’s death.  Each Participant may from time to time designate one or more persons as his or her beneficiary, and may change such designation from time to time, without the consent of any prior beneficiary, by written notice to the Administrator which shall be signed and dated.  In the absence of an effective beneficiary designation as to part of all of a Participant’s interest in the Plan, distribution shall be made to the Participant’s surviving spouse, or, if none, to his or her issue per stirpes, in a single payment.  If no spouse or issue survives the Participant, payment shall be made in a single lump sum to the Participant’s estate.

7.6                                 Unforeseeable Emergency.  If a Participant suffers an Unforeseeable Emergency, the Administrator, in its sole discretion, may pay to the Participant only that portion, if any, of his or her Account that is necessary to satisfy the emergency need as determined by the Administrator, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution.  A Participant requesting a distribution under this Section 7.6 shall apply for the payment in a manner approved by the Administrator and shall provide such additional information as the Administrator may require.

7.7                                 Taxes.  All payments and other taxable events shall be subject to applicable withholding of federal, state and local income, employment and other taxes as determined by the Administrator.

7.8                                 Failure of Qualification.  If for any reason the Plan fails to meet the requirements of Code section 409A and the regulations and guidance promulgated thereunder, the Administrator shall distribute to the Participant the portion of the Participant’s Account that is required to be included in income as a result of such failure.

7.9                                 Section 162(m) Deferrals.  To the extent the Committee anticipates that a payment (whether in cash or in kind) to a Participant’s Deferral Account does not qualify as performance-based compensation pursuant to Section 162(m) of the Code with respect to a Participant who is a “covered employee” for purposes of such Section 162(m), that portion of the payment that would otherwise cause the Participant’s compensation to exceed the limitation on the amount of compensation deductible by the Company in any taxable year pursuant to such Section 162(m), shall be deferred.  Any payment that is deferred pursuant to this Section 7.9 shall be paid to the Participant at the earliest date at which the Committee reasonably anticipates that the deduction of the payment will not be limited or eliminated by application of Section 162(m) of the Code.

*  *  *  *  END OF ARTICLE 7  *  *  *  *

ARTICLE 8

PLAN ADMINISTRATOR

8.1                                 Plan Administration.  The administration of the Plan shall be under the supervision of the Administrator.  The Administrator shall have full power and discretion to administer the Plan in all of its details, subject to the requirements of applicable law.  For this purpose, the Administrator’s discretionary powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

(a)                                  to make and enforce such rules as it deems necessary or proper for the efficient administration of the Plan;

(b)                                 to interpret the Plan;

(c)                                  to decide all questions concerning the Plan;

(d)                                 to compute the amounts of benefits which will be payable to any Participant or Beneficiary in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid;

(e)                                  to authorize the payment of benefits;

(f)                                    to appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan; and

(g)                                 to delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such delegations or designation to be by written instrument and in accordance with the requirements of applicable law.

Any determination by the Administrator, or its authorized delegate, shall be final and conclusive on all persons in the absence of clear and convincing evidence that the Administrator or delegate acted arbitrarily and capriciously.

8.2                                 Books and Records.  The Administrator shall maintain the books and records for the purpose of the Plan and shall make available to each Participant such of its records as pertain to the Participant for examination during normal business hours.  The Administrator shall have no obligation to disclose any records or information which the Administrator, in its sole discretion, determines to be of a privileged or confidential nature.

8.3                                 Reliance on Tables, Etc.  In administering the Plan, the Administrator will be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by any accountant, counsel or other expert who is employed or engaged by the Administrator.

8.4                                 Expenses.  All expenses of administering the Plan, whether incurred by the Employer of the Plan, shall be paid by the Employer.

8.5                                 Appeals Committee.  The Employer shall appoint an Appeals Committee to review any written appeal of a denial of a claim for a benefit under the Plan and to provide a final determination with regard to such claim.  Any Appeals Committee member appointed by the Employer shall serve at the pleasure of the Employer, but may resign by written notice to the Employer at any time.  Members of the Appeals Committee shall serve without compensation from the Plan for such services.

8.6                                 Indemnification.  The Employer agrees to indemnify and defend to the fullest extent permitted by law any Employee or officer serving as the Administrator or as a member of the Appeals Committee against all liabilities, damages, costs and expenses (including attorney’s fees and amounts paid in settlement of any claims approved by the Administrator or Appeals Committee) occasioned by any action taken or omitted in connection with the administration of this Plan, if such act or omission is in good faith.

*  *  *  END OF ARTICLE 8  *  *  *  *

ARTICLE 9

CLAIM REVIEW PROCEDURES

9.1                                 Initial Claims.  All claims and inquiries concerning benefits under the Plan must be submitted to the Administrator in writing within one year of the occurrence of the event that gives rise to the claim.  Any claim filed after one year of such event shall be barred.

9.2                                 Claim Denials.  If any claim for benefits is denied in whole or in part, the Administrator shall notify the claimant in writing within ninety (90) days of receipt of the claim (45 days for a Disability claim). If special circumstances require a longer period, the Administrator shall notify the claimant prior to the expiration of the 90 day (or 45 day) period of the reasons for an extension of time. Such extension shall not exceed an additional 90 days (30 days for a Disability claim).  A notice of denial shall state in a manner reasonably calculated to be understood by the claimant specific reasons for the denial, specific references to the Plan provisions on which the denial is based, a description of any additional information or material necessary for the claimant to perfect his or her claim, an explanation of why such information or material is necessary, and an explanation of the Plan’s review procedure, including the claimant’s right to a review of the claim denial and his or her right to bring a civil action under ERISA section 502(a) following an adverse decision on appeal.

9.3                                 Appeals.  A claimant or his or her authorized representative may appeal a claim denial within sixty (60) days of receipt thereof (180 days for a Disability claim) by submitting to the Appeals Committee a written request for review.  The request for review shall set forth all of the grounds upon which it is based, all facts in support thereof, and any other comments or materials which the claimant deems relevant to the appeal. The Appeals Committee shall give the claimant an opportunity to review pertinent documents in preparing his or her request for review.

The Appeals Committee will review all comments, documents, records and other information submitted by the claimant related to the claim, without regard to whether such information was submitted or considered in the initial claim determination. The Appeals Committee may also request additional facts, documents or other materials as it deems necessary or appropriate in making its determination, and may hold a hearing of the parties involved.  The claimant shall be advised of the Appeals Committee decision within sixty (60) days (45 days for a Disability claim) after the appeal is received, except that if a hearing is held, the decision may be issued within one hundred twenty (120) days after the appeal is received (90 days for a Disability claim). The decision of the Appeals Committee shall be final and binding on all parties.  If the claim is denied on appeal, the decision shall clearly set forth specific reasons for the denial and specific references to the Plan provisions upon which the decision is based.  The claimant shall also be informed of his or her right to receive, upon request and free of charge, reasonable access to or copies of all documents, records and other information relevant to the claim, and of his or her right to bring a civil action under ERISA Section 502(a).

9.4                                 Determination of Time Periods.  If the day on which any of the foregoing time periods is to end is a Saturday, Sunday or holiday recognized by the Employer, the period shall extend until the next business day.

9.5                                 Voluntary Arbitration.  A claimant whose appeal has been denied under Section 9.3 shall have the right, but shall not be required, to submit said benefit dispute to binding arbitration, conducted in the State of Colorado before a panel of three (3) arbitrators, to be selected from the American Arbitration Association (“AAA”) roster, in accordance with the rules of the AAA applicable to commercial arbitrations. A claimant’s voluntary participation in this process shall have no effect on the claimant’s rights to any other benefit under the Plan.  In the event of such arbitration, the following provisions will apply, in accordance with 29 C.F.R. 2560.503-1(c):

(a)                                  The Plan shall not assert a failure to exhaust administrative remedies where a claimant elects to bring a civil action in court rather than through the voluntary arbitration process.

(b)                                 Any statute of limitations applicable to the claimant’s civil action will be tolled during the period of the voluntary arbitration.

(c)                                  All costs and expenses in connection with such arbitration, including the arbitrators’ fees, shall be borne by the Employer.

The arbitrators’ decision in any dispute shall be final and binding on all parties.

*  *  *  END OF ARTICLE 9*  *  *  *

ARTICLE 10

GENERAL PROVISIONS

10.1                           Prohibition Against Funding.  It is the express intention of the parties hereto that this arrangement be and remain unfunded for purposes of the Code and ERISA.  Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship.  Funds invested hereunder shall continue for all purposes to be part of the general, unrestricted assets of the Employer, subject to the claims of its general creditors, and no person shall, by virtue of the provisions of this Plan, have any interest in such funds.  To the extent any person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

10.2                           Limitation of Rights.  Neither the establishment of this Plan nor participation therein will be construed as conferring on any person any right to continued employment with or service as a Director to the Employer, nor any legal or equitable right against the Administrator or Employer except as expressly provided herein.  In no event will the terms of employment or service of any Participant be modified or in any way affected hereby.  The Employer may terminate the employment of any Participant as freely and with the same effect as if the Plan were not in existence.

10.3                           Inalienability of Benefits.  No Participant shall have the right to assign, transfer, hypothecate, encumber or anticipate his or her interest in any benefits under the Plan, nor shall the benefits under the Plan be subject to be taken by his or her creditors by any process whatsoever, and any attempt to cause such right to be so subjected will not be recognized, except to such extent as may be required by law.

10.4                           Distributions Due Minor or Incompetent Persons.  If any Participant or beneficiary entitled to a distribution is a minor, or is determined by the Administrator to be incompetent by reason of physical or mental disability (whether or not legally adjudicated incompetent), the Administrator shall have the power to cause the distributions due to such person to be made to another for the benefit of the Participant or beneficiary.  Distributions made pursuant to such power shall operate as a complete discharge of the Employer, the Administrator, and their authorized delegates.

10.5                           Headings.  Headings of Articles and Sections are inserted solely for convenience and reference and constitute no part of the Plan.

10.6                           Governing Law.  To the extent not preempted by federal law, this Plan shall be governed by, construed and administered in accordance with the applicable laws of the State of Colorado.

*  *  *  *  END OF ARTICLE 10  *  *  *  *

ARTICLE 11

AMENDMENT AND TERMINATION

11.1                           Amendment of Plan.  The Employer reserves the right to amend the provisions of this Plan at any time or times, to the extent that it may deem advisable.  Any amendment to the Plan shall be effected by a written instrument signed by the CEO of the Employer or his or her authorized delegate. Unless otherwise provided, any such amendment will be effective for all Participants and their beneficiaries, whether or not employed by the Employer.  Notwithstanding the foregoing, following a Change in Control, the Employer shall not amend the Plan without the unanimous prior written consent of all Participants that would be adversely affected thereby, except in order to implement the requirements of a change in law.

11.2                           Termination of Plan.  The Employer may discontinue or terminate the Plan under any circumstances permitted by Code Section 409A, provided that the terms of the Plan shall remain in effect for Accounts existing on the date of the termination.

*  *  *  *  END OF ARTICLE 11  *  *  *  *